EXHIBIT 99.1

For further information contact
John Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces
John S. Callon’s Retirement as Board Chairman

     Natchez, MS (May 6, 2004) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that John S. Callon has retired as chairman of the board. He will continue to serve as a member of the board of directors. Fred L. Callon will assume the chairman’s duties in addition to his current role as president and CEO.

     “It is with great pride and confidence that I retire as chairman of the board at this time when the company is doing so well,” John Callon stated. “During the past year we have brought online our first two Gulf of Mexico deepwater fields, and production has increased 100%. With an exciting inventory of prospects to drill in the deep shelf region of the Gulf, the company can look forward to continued growth.”

     “John Callon has been a leader in our industry over the years, and has kept the company on a steady course for over half a century,” explains Fred Callon. “He is stepping down as chairman at a time when we are enjoying record production and with a bright future ahead.”

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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